                                                                   Exhibit 10.6

                              EMPLOYMENT AGREEMENT

         Agreement, made as of November 3, 1987, amended as of June 14, 1994 and as of November 1, 1995, and amended and restated as of March 24, 1997, at Greene, New York, between The Raymond Corporation, a New York corporation (hereinafter, together with its successors and assigns, "Raymond"), and Ross K. Colquhoun (hereinafter "Employee").

         WHEREAS Employee has contributed substantially to the growth and success of Raymond through his leadership of Raymond as Chief Executive Officer and Chairman of the Board of Directors; and

         WHEREAS Raymond desires to retain his services as set forth in this Agreement and to provide the necessary compensation to ensure such services;

         NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, Raymond and Employee hereby agree as follows:

         1. Employment. Raymond hereby employs Employee as Chief Executive Officer and Chairman of the Board of Directors or in such other senior executive position as the Board of Directors and Employee shall mutually agree. Employee hereby accepts employment specified herein, agrees to perform the duties prescribed by the Board of Directors, abide by the terms and conditions described in this Agreement and to devote his best efforts and his full working time to the interest and business of Raymond. Employee may devote a reasonable amount of time to civic and community affairs. Employee shall not perform services for any business organization except Raymond and its subsidiaries and affiliated companies without the consent of the Board of Directors.

        2. Term of Employment. The term of employment under this Agreement shall commence on the date on which this Agreement is amended and restated and shall continue until terminated by Employee or Raymond in accordance with paragraph 5 or 7.

         3. Compensation. During the term of employment, Raymond shall pay to Employee a base salary at the rate of $443,000 per annum, or such greater amount as the Board of Directors shall determine. Such salary shall be payable in substantially equal monthly installments. Raymond may pay Employee a bonus or other incentive compensation in such amount and at such time as the Board of Directors shall determine. Employee shall be eligible to participate in Raymond's Profit Sharing Plan and Deferred Compensation Plan. In addition, Raymond shall provide Employee with other benefits, facilities, services and perquisites generally available to Raymond executive officers and no less favorable than those Employee is receiving from Raymond on the date on which this Agreement is amended and restated.

         4. Pension and Supplemental Pension. Employee shall be eligible for coverage under Raymond's Pension Plan. Raymond agrees to pay Employee a supplemental pension, starting in December 1995, consisting of monthly payments of $16,710.42, payable to Employee as a life annuity with a ten-year period certain income option (the "50% Supplemental Pension"). Raymond agrees, starting in April 1997, to increase the monthly payment amount payable to Employee to $20,052.51 (the "60% Supplemental Pension"). Raymond has purchased a whole life insurance policy with rights of conversion to an annuity contract to fund a portion of the 50% Supplemental Pension (the "Company Insured Portion"). Employee has purchased a credit insurance policy to insure himself against any loss with respect to the excess of the 50% Supplemental Pension over the Company Insured Portion. If

                                                                               3
Employee is unable, despite his reasonable efforts, to obtain additional credit insurance to cover the excess of the 60% Supplemental Pension over the 50% Supplemental Pension (the "Spread"), Raymond shall contribute assets equal to the Spread, calculated by Employee's actuary, to a grantor trust of which Raymond will be the grantor, no later than 30 days after Employee has given Raymond notice of his inability to obtain additional insurance.

         5. Termination.

            (a) Resignation Without Breach by Raymond; Termination for Cause; Death or Disability. If:

                (i) Employee shall resign from the employ of Raymond for any reason prior to a Change in Control as defined in paragraph 6 herein except after a material breach of this Agreement by Raymond; or

                (ii) Raymond terminates Employee's employment for Cause (as defined in subparagraph 5(d) herein); or

                (iii) Executive dies or becomes permanently disabled (as determined under Raymond's disability insurance plan);

then Employee shall not be entitled to further compensation under this Agreement except as expressly provided herein, but shall be eligible for any payments and benefits otherwise provided under Raymond's compensation and benefit plans.

            (b) Termination Other than for Cause; Resignation with Breach by Raymond. If (other than following a Change in Control) Raymond terminates Employee's employment for other than Cause as defined in subparagraph 5(d) herein, or if Employee resigns after a breach of this Agreement by Raymond, then, no later than 30 days following his termination, Employee shall receive
(i) a lump sum in an amount equal to Employee's

                                                                               4
then current base salary under paragraph 3 herein and (ii) all other vested benefits under Raymond's compensation and benefit plans. Raymond shall continue to provide Employee, at its expense, medical, dental and life insurance under Raymond plans, or with benefits equivalent to Raymond's plans then in effect at the date of termination for twelve months following termination.

            (c) For purposes of this Agreement, "Cause" shall mean:

                (i) any material misappropriation of funds or property of Raymond by Employee; or

                (ii) unreasonable and persistent neglect or refusal by Employee to perform his duties as provided in paragraph 1 hereof, which results in material harm to Raymond; or

                (iii) conviction of Employee of a felony.

         6. Change of Control. The term "Change of Control" shall mean a change of control of Raymond of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 or, if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 which serves similar purposes; provided that, without limitation, such a Change of Control shall be deemed to have occurred if and when:

            (a) any "Person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities of Raymond representing 25% or more of a combined voting power of Raymond's then outstanding securities; or

                                                                               5
            (b) individuals who on the date this Agreement is amended and restated constituted the Board of Directors (together with any new directors whose election by such Board of Directors, or whose nomination for election by the shareholders of Raymond, was approved by a vote of a majority of the directors of Raymond then still in office who were either directors on the date this Agreement is amended and restated or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

            (c) any Person is or becomes a beneficial owner, directly or indirectly, of securities of Raymond representing 20% or more of a combined voting power of Raymond's then outstanding securities, and, at any time within twenty-four months after such event, individuals who were members of the Board of Directors of Raymond immediately prior to such event (but excluding any individuals who constituted any part of such "person") shall not constitute at least 75% of the Board of Directors of Raymond; or

            (d) the stockholders of Raymond approve any transaction or series of transactions under which Raymond is merged or consolidated with any other company, other than a merger or consolidation which would result in the voting securities of Raymond outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 75% of the combined voting power of the voting securities of Raymond or such surviving entity outstanding immediately after such merger or consolidation; or

                                                                               6
            (e) the stockholders of Raymond approve a plan of complete liquidation of Raymond or an agreement for the sale or disposition by Raymond of all or substantially all of Raymond's assets.

         7. Termination After a Change of Control.


            (a) "Event(s) of Termination" as used herein are:

                (i) termination of Employee by Raymond within three years following a Change of Control; or

                (ii) termination of Employee by Raymond, if Employee was terminated at the request of any potential purchaser of Raymond's stock or assets, and, within one year following such termination, a Change of Control occurs; or

                (iii) termination of Employee at Employee's discretion within eighteen months following a Change of Control.

If Employee is terminated within one year prior to a Change in Control pursuant to paragraph 7(a)(ii) above, the "Event of Termination" shall be his termination of employment, which shall be deemed to have occurred immediately after the Change in Control.

            (b) On an Event of Termination, Employee shall be entitled to the following payments ("Termination Payments") and benefits:

                (i) an amount equal to three times the sum of (A) the Employee's base salary in effect on the Event of Termination and (B) the Employee's target annual bonus (or, if higher, the average of the Employee's actual annual bonuses (paid or accrued) for the three fiscal years immediately

                                                                               7
                preceding the Event of Termination), payable in a lump sum within 30 days following an Event of Termination; and

                (ii) an amount equal to the Employee's target annual bonus for the fiscal year in which the Event of Termination occurs, multiplied by a fraction, the numerator of which is the number of days in such fiscal year that the Employee was employed by Raymond and the denominator of which is 365, payable in a lump sum within 30 days following an Event of Termination; and

                (iii) all benefits, compensation and perquisites (including, without limitation, life, medical, dental, travel, accident and disability insurance) in such amounts and with such benefits, compensation and perquisites no less than those in effect for the Employee immediately prior to the Event of Termination, for a period of three years following the Event of Termination; and

                (iv) after the three-year period set forth in clause 7(b)(iii) above, retiree medical and life insurance in such amounts and with such benefits equivalent to that in effect for the Employee on the Event of Termination, for the remainder of the Employee's life.

            (c) Upon an Event of Termination, (i) Raymond shall purchase an annuity contract from a major national insurance company authorized to issue such contracts in the state of New York (or fully pay and convert to an annuity any life insurance policy then in effect) sufficient to pay to Employee a supplemental pension benefit in an amount and on the terms provided in paragraph 4 of this Agreement, (ii) Employee shall have the option of

                                                                               8
taking an actuarially reduced benefit under said contract, (iii) Raymond shall contribute said contract to a grantor trust of which Raymond shall be the grantor and (iv) any amounts transferred to a grantor trust pursuant to paragraph 4 of this Agreement shall become payable to Employee to the extent necessary to provide Employee with a full supplemental pension benefit.

            (d) If any amounts payable to Employee in connection with a Change of Control (whether or not such amounts are payable pursuant to this Agreement) (the "Severance Payments") are subject to the tax (the "Excise Tax") imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar federal, state or local tax that may hereafter be imposed), then Raymond shall pay to Employee within 30 days after an Event of Termination an additional amount (the "Gross-Up Payment") such that the net amount retained by the Employee, after deduction of any Excise Tax on the Total Payments (as hereinafter defined) and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 3(c), shall be equal to the Total Payments. For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax: (i) any other payments or benefits received or to be received by Employee in connection with a Change in Control or Employee's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Raymond, any Person whose actions result in a Change in Control or any other Person affiliated with Raymond or such Person) (which, together with the Severance Payments, constitute the "Total Payments") shall be treated as "Parachute Payments" within the meaning of Section 280G(b)(2) of the Code, and all "Excess Parachute Payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject

                                                                               9
to the Excise Tax, unless in the opinion of nationally-recognized tax counsel selected by Employee such other payments or benefits (in whole or in part) do not constitute Parachute Payments, or such Excess Parachute Payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax; (ii) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments and (B) the amount of Excess Parachute Payments (after applying Section 3(c)(i) hereof); and (iii) the value of any non-cash benefits or any deferred payments or benefit shall be determined by a nationally-recognized accounting firm selected by Employee in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee's residence on the Event of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of the Event of Termination, Employee shall repay to Raymond within ten days after the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by Employee if such repayment results in a reduction in

                                                                              10
Excise Tax and/or federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the Event of Termination (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Raymond shall make an additional gross-up payment in respect of such excess within ten days after the time that the amount of such excess is finally determined.

         8. Benefits Triggered Solely Upon a Change in Control. Upon a Change in Control, all equity-based awards held by the Employee shall be fully vested, and such awards shall be fully exercisable pursuant to the terms of the plans under which such awards were granted.

         9. No Mitigation. Employee shall not be required to seek employment with any subsequent employer following his termination of employment from Raymond, and no amounts payable hereunder shall be reduced by reason of any compensation or benefits received by Employee from a subsequent employer.

         10. Noncompetition. Except in the case where an Event of Termination occurs (in which case this paragraph 10 shall not apply), Employee agrees that for two years after the termination of his employment he will not, without prior written consent of Raymond, directly or indirectly, as a principal, officer, director, stockholder (except as the owner of less than 5% of the stock of a company whose stock is publicly traded), partner, employee or in any other capacity whatsoever, engage in or become associated with, or advise or assist, any business or enterprise which is engaged in providing any goods or services that are competitive with any goods or services that are or may at any time in the period be offered by Raymond. For the

                                                                              11
purposes of this paragraph, a business or enterprise shall be deemed to be engaged in providing goods or services that are competitive with any goods or services offered by Raymond if the Board of Directors of Raymond so determines.

         11. Confidential Information. Employee agrees that unless duly authorized in writing by Raymond, he will neither during his employment by Raymond nor at any time thereafter disclose or use directly or indirectly any trade secrets or confidential or proprietary information of Raymond.

         12. Withholding. Raymond may withhold from any amounts due Employee under this Agreement such amounts as may be required under applicable federal, state or local tax laws.

         13. Funding. Raymond may in its discretion establish a trust to fund any of the payments which are or may become payable to Employee under this Agreement.

         14. Notice. Any and all notices referred to herein shall be sufficient if furnished in writing and sent by registered mail to the parties.

         15. Transferability. The rights and benefits of Raymond under this Agreement shall be transferable and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against its successors and assigns. Whenever the term "Raymond" is used in this Agreement, such term shall mean and include The Raymond Corporation and its successors and assigns. The rights and benefits of Employee under this Agreement shall not be transferable other than by will or the laws of descent and distribution.

         16. Waiver. Any waiver of any breach of any of the terms of this Agreement shall not operate as a waiver of any other breach of such terms or conditions of any other such

                                                                              12
terms or conditions, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

         17. Severability. If any provision of this Agreement or the application thereof is held invalid or unenforceable, the invalidity or unenforceability thereof shall not affect any other provisions of this Agreement which can be given effect without the invalid or unenforceable provision, and to this end the provisions of this Agreement are to be severable.

         18. Choice of Law and Arbitration. The Agreement shall be governed and continued in accordance with the laws of the State of New York, without reference to principles of conflict of laws. Employee and Raymond hereby agree to resolve any dispute arising out of this Agreement through arbitration, and Raymond shall bear all costs relating to any such arbitration (except that Employee shall bear his portion of the costs if Employee initiates the arbitration and an arbitrator expressly determines that such action was brought in bad faith).

         19. Modification. This Agreement may not be amended or modified except in writing, executed by the parties or their respective successors or legal representatives.

                                                                              13
         IN WITNESS WHEREOF, the parties have amended and restated this Agreement as of March 24, 1997.

                                                     The Raymond Corporation

                                                     By:  /s/ Paul J. Sternberg
                                                          ----------------------

                                                              Paul J. Sternberg
                                                              General Counsel




                                                          /s/ Ross K. Colquhoun
                                                     ---------------------------

                                                              Ross K. Colquhoun
                                                              Employee